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EXHIBIT 11 - STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE







PRIMARY AND FULLY DILUTED BASIS:

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                                                      For the three months ended        For the nine months ended
                                                             September 30,                      September 30,
                                                         1997            1996               1997             1996
                                                      ---------------------------       ----------------------------
Net income                                              $569,580         $94,183          $888,091         $425,177

Weighted average shares outstanding                      706,354         704,854           705,431          704,854


Earnings per share                                         $0.81           $0.13             $1.26            $0.60
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